Exhibit 99.1

Industrial Services of America, Inc.
Announces Fourth Quarter and 2011 Results

LOUISVILLE, KY. (March 7, 2012) -- Industrial Services of America, Inc. (NASDAQ: IDSA), a company that buys, processes and markets ferrous and non-ferrous metals and other recyclable commodities for domestic users and export markets and offers programs and equipment to help businesses manage waste, today announced financial results for the year and fourth quarter ended December 31, 2011.

Revenue for 2011 was $276.9 million compared with $343.0 million in 2010.  Net loss for 2011 was $(3.9) million, or $(0.56) per diluted share, compared with net income of $8.1 million, or $1.21 per diluted share, for 2010.  Revenue for the fourth quarter of 2011 was $50.0 million compared with $99.5 million for the same period in 2010.  Net income for the quarter was $(1.8) million, or $(0.26) per diluted share, compared with $2.0 million, or $0.29 per diluted share, for the fourth quarter of 2010.

Key Highlights 2011

--    Ferrous shipment volumes increased 7.5% year-over-year

--    Cash flow from operations was $19.0 million, primarily as a result of a decrease in working capital

--    Repaid debt by $17 million

--    Current ratio at December 31, 2011, was 3.2 to 1

--    We exited 2011 with $29 million of working capital and $20 million of availability on our revolving line of credit

Harry Kletter, founder and Chairman of ISA, stated, "The market demand for our stainless products was extremely volatile in 2011.  While this resulted in short-term negative results, we believe the long-term outlook for this business remains strong.  We have continued to invest in our people and our processes, and we expect to achieve improved profitability in our recycling segment.  We have brought new talent into the organization, including the addition of two new board members with exemplary credentials, Dr. David Russell and Ms. Rudy Scarito.  We believe we can benefit from their varied but relevant backgrounds.  While we are still in the early days of 2012, we are beginning to see some benefits from our efforts."

Brian Donaghy, President and Chief Operating Officer of ISA, stated, "We have learned a lot since 2009 when we acquired the stainless steel business and started operating our shredder.  With more than 50 acres of land, access to three major modes of transportation and ample on-site storage facilities, we recognize that we have an ideally located, state-of-the-art facility.  Despite challenging industry conditions, which are apparent throughout the market, we have maintained strong relationships with both suppliers and customers.  Our young team continues to season and we continue to believe ISA's performance will steadily improve throughout 2012 and beyond."

ISA's SEC filings are available for review at the Securities and Exchange Commission web site at http://www.sec.gov/edgar/searchedgar/companysearch.html.

About ISA

Headquartered in Louisville, Kentucky, Industrial Services of America, Inc., is a publicly traded company whose core business is buying, processing and marketing scrap metals and recyclable materials for domestic users and export markets. Additionally, ISA offers commercial, industrial and business customers a variety of programs and equipment to manage waste. More information about ISA is available at www.isa-inc.com.

This news release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ from predicted results. Specific risks include fluctuations in the price of recycled materials, varying demand for waste managing systems, equipment and services, competitive pressures in waste managing systems and equipment, competitive pressures in the waste managing business, and loss of customers. Further information on factors that could affect ISA's results is detailed in ISA's filings with the Securities and Exchange Commission. ISA undertakes no obligation to publicly release the results of any revisions to the forward-looking statements.

Key words: recycling, scrap, ferrous, non-ferrous materials, waste management, international markets, global markets.

FINANCIAL RESULTS AND

SUPPLEMENTAL FINANCIAL INFORMATION

FOLLOW

Industrial Services of America, Inc. and Subsidiaries

Consolidated Statements of Income

	YEAR ENDED		THREE MONTHS ENDED
	Dec. 31, 2011	Dec. 31, 2010	Dec. 31, 2011	Dec. 31, 2010

Revenue from services	$ 5,279,411	$ 6,212,549	$ 1,215,224	$ 1,381,310
Revenue from product sales	271,590,661	336,792,766	48,738,677	98,089,777
Total Revenue	276,870,072	343,005,315	49,953,901	99,471,087

Cost of goods sold for services	4,716,484	5,401,521	1,133,552	927,481
Cost of goods sold for product sales	260,449,352	310,318,773	48,104,259	92,664,680
Inventory adjustment for lower cost or market	3,441,140	-	-	-
Total Cost of goods sold	268,606,976	315,720,294	49,237,811	93,592,161

Selling, general and administrative expense	12,720,249	13,736,685	3,674,770	3,087,333

(Loss) income before other income (expense)	(4,457,153)	13,548,336	(2,958,680)	2,791,593

Other income (expense)
Interest expense	(2,025,104)	(1,473,037)	(392,803)	(451,088)
Interest income	18,865	29,255	3,339	5,457
Gain (loss) on sale of assets	107,148	281,241	(4,156)	25,200
Other (loss) income	(566,028)	40,133	91,815	(376)
	(2,465,119)	(1,122,408)	(301,805)	(420,807)

(Loss) income before income taxes	(6,922,272)	12,425,928	(3,260,485)	2,370,786

Income tax (benefit) provision	(3,041,456)	4,373,319	(1,436,318)	351,262

Net (loss) income	$ (3,880,816)	$ 8,052,609	$ (1,824,167)	$ 2,019,524

Basic (loss) earnings per share	(0.56)	1.22	(0.26)	0.30
Diluted (loss) earnings per share	(0.56)	1.21	(0.26)	0.29

Weighted shares outstanding:
Basic:	6,926,870	6,622,480	6,940,517	6,790,026
Diluted:	6,926,870	6,666,480	6,940,517	6,837,185

INDUSTRIAL SERVICES OF AMERICA, INC.

SUPPLEMENTAL FINANCIAL INFORMATION

Reconciliation of EBITDA (1):

	Three Months ending December 31,		Twelve Months ending December 31,
	2011	2010	2011	2010
Net Income	(1,824,167)	2,019,524	(3,880,816)	8,052,609
Interest expense	392,802	451,088	2,025,104	1,473,037
Income taxes	(1,436,317)	351,262	(3,041,455)	4,373,319
Depreciation	942,397	898,296	3,767,110	3,511,874
Amortization	187,500	307,500	750,000	375,000
EBITDA (1)	(1,737,785)	4,027,670	(380,057)	17,785,839

(1)   EBITDA is calculated by the Company as net income before interest expense, income tax expense, depreciation and amortization. The Company uses EBITDA as a key performance measure of results of operations for purposes of evaluating performance internally. This non-GAAP measurement is not intended to replace the presentation of our financial results in accordance with GAAP.  Rather, we believe the EBITDA calculation provides additional information to investors and debt holders due to the fact that tax credits, tax rates and other tax related items vary by company. Additionally, years of service for fixed assets and amortizable assets are based on company judgment. Finally, companies have several ways of raising capital which can affect interest expense.  We believe the presentation of EBITDA provides a meaningful measure of performance exclusive of these unique items.

Contact Information: Industrial Services of America, Inc., Louisville Harry Kletter or Robert Coleman, 502-366-3452 hklet@isa-inc.com or bcoleman@isa-inc.com http://www.isa-inc.com/